Exhibit 99.1

AMENDED AND RESTATED

JOINT FILING AGREEMENT

The undersigned hereby agree that this Amendment No. 1 to the Statement on Schedule 13D with respect to the common stock of Quantum Materials Corp. of even date herewith is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: August 19, 2014	The Steven Posner Irrevocable Trust

	By:	/s/ Jarrett Posner
	Name:	Jarrett Posner
	Title:	Co-Trustee

Date: August 19, 2014	By:	/s/ Sean Posner
	Name:	Sean Posner
	Title:	Co-Trustee

Date: August 19, 2014	By:	/s/ Jarrett Posner
	Name:	Jarrett Posner, individually

Date: August 19, 2014	By:	/s/ Sean Posner
	Name:	Sean Posner, individually